Exhibit 99

Shareholder and Financial Analyst Contact:
Jim Jacobson Director of Investor Relations Phone: (515) 284-2633 E-Mail: jim.jacobson@meredith.com

Media Contact:
Art Slusark Vice President/Corporate Communications Phone: (515) 284-3404 E-Mail: art.slusark@meredith.com

MEREDITH CORPORATION REPORTS
RECORD NET EARNINGS IN FISCAL 2004

Fourth Quarter Net Earnings Rise 35 Percent

DES MOINES, IA, August 3, 2004-Meredith Corporation (NYSE: MDP) today announced record fiscal 2004 net earnings of $110.7 million, or $2.14 per share. For the fourth quarter of fiscal 2004, net earnings were $39.3 million, or $0.76 per share.

Results in this release reflect a change in Meredith's accounting policy regarding amortization of its network affiliation agreements as discussed in Other Financial Information. Without this change in accounting policy, earnings per share would have been $2.20 for fiscal 2004 and $0.77 for the fourth quarter. See Table 2 for a reconciliation of the Company's results prior and subsequent to this change in accounting policy.

Fiscal 2004 net earnings and earnings per share increased 26 and 24 percent, respectively, from $88.1 million and $1.73 per share before the cumulative effect of a change in accounting principle in fiscal 2003.

Fourth quarter 2004 net earnings and earnings per share rose 35 and 33 percent, respectively, from $29 million and $0.57 per share in the fourth quarter of fiscal 2003.

Fiscal 2004 total revenues rose 8 percent to $1.16 billion, and total advertising revenues increased 9 percent. Fourth quarter total revenues rose 3 percent to $309.1 million, and total advertising revenues grew 6 percent.

"Our fiscal 2004 financial performance was the best in our 102-year history," said William T. Kerr, Chairman and CEO. "We are pleased with our earnings and even more pleased with the achievements they represent-continuing to confirm that our core strategies and growth initiatives are working. We increased net profit margin more than a percentage point to 9.5 percent.

"The market rewarded our strong performance throughout fiscal 2004 with a 25 percent increase in the price of our common shares," Kerr stated, "and we increased our dividend 26 percent. Fiscal 2004 was the 11th consecutive year in which we have raised our dividend."

OPERATING HIGHLIGHTS

Broadcasting

For the fiscal year, operating profit increased 20 percent to $71 million from $59 million in fiscal 2003. EBITDA (earnings before interest, taxes, depreciation and amortization) rose 16 percent to $93.4 million. EBITDA margin improved to 32 percent from 30 percent. The group replaced $20.9 million of net political advertising revenues in fiscal 2003 and yet grew total revenues 6 percent to $288.6 million in fiscal 2004.

Broadcasting continued its momentum increasing EBITDA in most of its markets. Kerr said, "We further improved our ratings and audience share, benefited from $6.1 million of net political advertising, grew non-political revenues 13 percent, and extended our market reach by adding a new CBS television affiliate in Springfield, MA."

The group improved its audience share for nearly 60 percent of its total news day-parts in the May 2004 ratings book compared to the prior May book. Broadcasting achieved impressive gains at several of its stations, including its CBS affiliates in Phoenix, Hartford, Kansas City, and Saginaw. KPTV, Meredith's FOX affiliate in Portland, increased share for every newscast.

In the fourth quarter, operating profit rose 54 percent to $25.9 million from $16.9 million in the fourth quarter of fiscal 2003. EBITDA increased 41 percent to $31.6 million, and the group's EBITDA margin increased to 40 percent from 32 percent. Total broadcasting revenues rose 15 percent to $80 million and non-political revenues grew 11 percent to $74.8 million. The group achieved revenue and EBITDA growth in every market.

Publishing

For fiscal 2004, operating profit grew 16 percent to $161.1 million from $139.3 million in the prior year. Operating profit margin improved more than one percentage point to 18.5 percent. The group's total revenues increased 8 percent to $873.1 million from $808 million, and advertising revenues were up 10 percent. Excluding the American Baby Group, which was acquired in December 2002, Publishing's revenues rose 5 percent and advertising revenues increased 6 percent.

"We outperformed the industry and gained market share in magazine advertising as our leading brands and circulation strength continue to drive advertising vitality," Kerr said. According to Publishers Information Bureau, Meredith's advertising pages were up 9 percent for the 12 months ended with the June issues, while the industry was down 1 percent. Meredith's share of total magazine advertising revenues increased to 6.7 percent in the same period, representing the third consecutive year with a share increase.

The Group also increased the rate base of its mid-size titles, benefited from operating the American Baby Group for a full year, extended its brand licensing and product sales initiatives, utilized its database expertise to help secure new custom marketing programs, grew its interactive media operations and produced outstanding results in its integrated marketing operations.

In the fourth quarter, operating profit rose 14 percent to $52.9 million from $46.4 million in the same quarter of fiscal 2003. The group's operating profit margin increased to 23 percent from 20 percent. Total revenues were $229.1 million compared with $230.5 million, reflecting a 1 percent increase in advertising revenues and strong growth in integrated marketing offset by declines in circulation and book revenues. Strong profit performance in magazines, integrated marketing and interactive media was partially offset by higher than expected book returns for certain licensed titles.

OTHER FINANCIAL INFORMATION

Net interest expense declined to $22.5 million in fiscal 2004 from $27.2 million in the prior year. Total debt decreased to $300 million at June 30, 2004 from $375 million at June 30, 2003. Capital expenditures were $24.5 million for fiscal 2004. As part of Meredith's ongoing share repurchase program, the Company repurchased approximately 750,000 shares of its stock during the fiscal year.

All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached income statements.

Change in Accounting Policy for Network Affiliation Agreements

At the beginning of fiscal 2003, Meredith adopted SFAS No. 142, which required that goodwill and intangible assets with an indefinite life no longer be amortized, but be reviewed annually for impairment. Since the adoption of SFAS No. 142, Meredith, like most broadcasters, treated network affiliation agreements as having indefinite lives and ceased recording amortization on such agreements.

The staff of the Securities and Exchange Commission has recently determined that television broadcasters should amortize network affiliation agreements over the lives of the agreements including renewals during which they will not be materially modified. As a result, the Company has changed its accounting policy for its network affiliation agreements and has resumed amortizing these assets utilizing lives ranging from 25 to 40 years, depending on the network involved. The Company will provide restated financial statements for fiscal 2003 and restated quarterly data for fiscal 2003 and the first three quarters of fiscal 2004 in its upcoming Form 10-K.

Meredith's earnings per share were impacted approximately $0.06 per annum and less than $0.02 per quarter. See Table 2 for a reconciliation of the Company's results prior and subsequent to this change in accounting policy.

OUTLOOK

There are a number of uncertainties that may affect the Company's results. The uncertainties include, but are not limited to, the overall advertising performance, and in particular, the amount of political advertising at the Company's television stations; the performance of the Company's retail based businesses, primarily its special interest publications and books; and paper prices.

For the first quarter of fiscal 2005, broadcasting pacings, which are a snapshot in time and change frequently, are currently running up in the high single digits. Publishing advertising revenues are currently running up in the high single digits as well. The Company believes earnings per share will grow 20 to 25 percent. The Company earned $0.37 per share in the first quarter of fiscal 2004.

For all of fiscal 2005, the Company expects to grow earnings per share in the high teens, consistent with its previously stated objective for a political year.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on August 3, 2004 at 11:00 a.m. EDT (10:00 a.m. CDT) to discuss fiscal fourth quarter results. A live webcast will be accessible to the public on the Company's website www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES

Non-GAAP measures such as EBITDA and earnings per share for the fourth quarter and all of fiscal 2004 prior to the change in accounting policy for the Company's network affiliation agreements should be construed not as alternative measures of, but as supplemental information regarding, the Company's net earnings and income from operations as defined under GAAP.

Management uses and presents non-GAAP and GAAP results to evaluate and communicate the performance of the Company. Because of EBITDA's focus on results from operations before depreciation and amortization, management believes that EBITDA provides an additional analytical tool to clarify the Company's results from core operations and delineate underlying trends. EBITDA is a common alternative measure of performance used by investors and financial analysts. Meredith does not use EBITDA as a measure of liquidity, nor is EBITDA necessarily indicative of funds available for management's discretionary use. Because the Company has changed its accounting policy regarding its network affiliation agreements, management believes that its results subsequent and prior to this change are meaningful to understand the Company's performance. Prior to this press release, analyst estimates did not reflect this change in accounting policy.

Reconciliations of GAAP to non-GAAP measures are included in Tables 1 and 2. The attached financial statements and reconciliation tables will be made available on the Company's web site. Interested parties should go to http://www.meredith.com/investors/index.html and click on "GAAP-Non-GAAP Reconciliation" in the navigation bar on the left side of the page.

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding broadcast pacings and publishing advertising revenues for the first quarter of fiscal 2005 and the Company's earnings per share outlook for the first quarter and all of fiscal 2005.

Actual results may differ materially from those currently anticipated. In addition to the uncertainties stated in the Outlook section of this release, factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing, and interactive media. The Meredith Publishing Group, the country's foremost home and family authority, features 17 magazine brands, including Better Homes and Gardens, Ladies' Home Journal and American Baby, and approximately 150 special interest publications. Meredith owns 12 television stations, including properties in top-25 markets such as Atlanta, Phoenix and Portland.

Meredith has more than 300 books in print and has established marketing relationships with some of America's leading companies, including The Home Depot, DIRECTV, DaimlerChrysler, Wal-Mart and Carnival Cruise Lines. Meredith's consumer database, which contains approximately 75 million names, is the largest domestic database among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes 26 web sites and strategic alliances with leading Internet destinations.

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Loss) - Unaudited

	Three Months			Twelve Months
	Ended June 30		Percent Change	Ended June 30		Percent Change
	2004	Restated 2003		2004	Restated 2003
(In thousands except per share data)
Revenues
Advertising	$193,083	$181,914	6.1%	$703,969	$648,653	8.5%
Circulation	65,466	68,092	(3.9)%	248,579	259,141	(4.1)%
All other	50,501	50,149	0.7%	209,104	172,310	21.4%
Total revenues	309,050	300,155	3.0%	1,161,652	1,080,104	7.6%
Operating costs and expenses
Production, distribution and editorial	125,024	128,075	(2.4)%	502,494	464,764	8.1%
Selling, general and administrative	105,468	108,409	(2.7)%	420,801	406,578	3.5%
Depreciation and amortization	8,961	8,977	(0.2)%	35,243	36,340	(3.0)%
Total operating costs and expenses	239,453	245,461	(2.4)%	958,538	907,682	5.6%
Income from operations	69,597	54,694	27.2%	203,114	172,422	17.8%
Nonoperating expense	-	(1,254)	(100.0)%	-	(1,551)	(100.0)%
Interest income	101	57	77.2%	225	567	(60.3)%
Interest expense	(5,518)	(6,112)	(9.7)%	(22,726)	(27,776)	(18.2)%
Earnings before income taxes and cumulative
effect of change in accounting principle	64,180	47,385	35.4%	180,613	143,662	25.7%
Income taxes	24,833	18,337	35.4%	69,897	55,596	25.7%
Earnings before cumulative effect of
change in accounting principle	39,347	29,048	35.5%	110,716	88,066	25.7%
Cumulative effect of change in accounting
principle, net of taxes	-	-	-	-	(85,749)	(100.0)%
Net earnings	$39,347	$29,048	35.5%	$110,716	$2,317	NM

Basic earnings (loss) per share
Before cumulative effect of change in accounting principle	$0.78	$0.58	34.5%	$2.20	$1.78	23.6%
Cumulative effect of change in accounting principle	-	-	-	-	(1.73)	(100.0)%
Net basic earnings per share	$0.78	$0.58	34.5%	$2.20	$0.05	NM
Basic average shares outstanding	50,335	49,916	0.8%	50,214	49,706	1.0%

Diluted earnings (loss) per share
Before cumulative effect of change in accounting principle	$0.76	$0.57	33.3%	$2.14	$1.73	23.7%
Cumulative effect of change in accounting principle	-	-	-	-	(1.68)	(100.0)%
Net diluted earnings per share	$0.76	$0.57	33.3%	$2.14	$0.05	NM
Diluted average shares outstanding	51,865	51,195	1.3%	51,689	51,093	1.2%

Dividends paid per share	$0.120	$0.095	26.3%	$0.430	$0.370	16.2%
NM-Not meaningful

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months Ended June 30		Percent Change	Twelve Months Ended June 30		Percent Change
	2004	Restated 2003		2004	Restated 2003
(In thousands)
Revenues
Publishing	$229,094	$230,454	(0.6)%	$873,052	$808,049	8.0%
Broadcasting:
Non-political advertising	74,805	67,625	10.6%	275,851	244,647	12.8%
Political advertising	3,596	408	781.4%	6,055	20,875	(71.0)%
Other revenues	1,555	1,668	(6.8)%	6,694	6,533	2.5%
Total broadcasting	79,956	69,701	14.7%	288,600	272,055	6.1%
Total revenues	$309,050	$300,155	3.0%	$1,161,652	$1,080,104	7.6%

Operating Profit
Publishing	$52,850	$46,415	13.9%	$161,102	$139,306	15.6%
Broadcasting	25,931	16,861	53.8%	71,035	58,962	20.5%
Unallocated corporate	(9,184)	(8,582)	(7.0)%	(29,023)	(25,846)	(12.3)%
Income from operations	69,597	54,694	27.2%	203,114	172,422	17.8%

Depreciation & amortization
Publishing	$2,499	$2,120	17.9%	$9,904	$11,685	(15.2)%
Broadcasting	5,652	5,553	1.8%	22,315	21,608	3.3%
Unallocated corporate	810	1,304	(37.9)%	3,024	3,047	(0.8)%
Total depreciation & amortization	$8,961	$8,977	(0.2)%	$35,243	$36,340	(3.0)%

EBITDA
Publishing	$55,349	$48,535	14.0%	$171,006	$150,991	13.3%
Broadcasting	31,583	22,414	40.9%	93,350	80,570	15.9%
Unallocated corporate	(8,374)	(7,278)	(15.1)%	(25,999)	(22,799)	(14.0)%
Total EBITDA	$78,558	$63,671	23.4%	$238,357	$208,762	14.2%

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited

		Restated
	June 30	June 30
Assets	2004	2003
(In thousands)
Current assets
Cash and cash equivalents	$58,723	$22,294
Accounts receivable, net	164,876	144,717
Other current assets	90,415	101,418
Total current assets	314,014	268,429
Property, plant and equipment, net	195,799	201,484
Other assets	90,843	91,754
Intangibles, net	673,968	678,326
Goodwill	191,303	191,831
Total assets	$1,465,927	$1,431,824

		Restated
	June 30	June 30
Liabilities and Shareholders' Equity	2004	2003
(In thousands)
Current liabilities
Accounts payable and accruals	$143,843	$135,512
Current portion of long-term debt	75,000	-
Other current liabilities	152,118	161,687
Total current liabilities	370,961	297,199
Long-term debt	225,000	375,000
Other noncurrent liabilities	281,236	261,862
Total liabilities	877,197	934,061
Shareholders' equity
Common stock	40,802	40,181
Class B stock	9,683	9,969
Other shareholders' equity	538,245	447,613
Total shareholders' equity	588,730	497,763
Total liabilities and shareholders' equity	$1,465,927	$1,431,824

Meredith Corporation and Subsidiaries	Table 1
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Consolidated EBITDA, which is reconciled to net earnings in the following tables, is defined as net earnings before interest, taxes, depreciation and amortization and also excludes nonoperating expenses. Segment EBITDA is a measure of segment earnings before depreciation and amortization. Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three Months ended June 30
	2004
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$229,094	$79,956	$-	$309,050
Operating profit	$52,850	$25,931	$(9,184)	$69,597
Depreciation and amortization	2,499	5,652	810	8,961
EBITDA	$55,349	$31,583	$(8,374)	78,558
Less:
Depreciation and amortization				(8,961)
Net interest expense				(5,417)
Income taxes				(24,833)
Net earnings				$39,347
Segment EBITDA margin	24.2%	39.5%

	Three Months ended June 30
	2003 - Restated
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$230,454	$69,701	$-	$300,155
Operating profit	$46,415	$16,861	$(8,582)	$54,694
Depreciation and amortization	2,120	5,553	1,304	8,977
EBITDA	$48,535	$22,414	$(7,278)	63,671
Less:
Depreciation and amortization				(8,977)
Nonoperating expense				(1,254)
Net interest expense				(6,055)
Income taxes				(18,337)
Net earnings				$29,048
Segment EBITDA margin	21.1%	32.2%

Meredith Corporation and Subsidiaries	Table 1 (continued)
Supplemental Disclosures Regarding Non-GAAP Financial Measures

	Twelve Months ended June 30
	2004
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$873,052	$288,600	$-	$1,161,652
Operating profit	$161,102	$71,035	$(29,023)	$ 203,114
Depreciation and amortization	9,904	22,315	3,024	35,243
EBITDA	$171,006	$93,350	(25,999)	238,357
Less:
Depreciation and amortization				(35,243)
Net interest expense				(22,501)
Income taxes				(69,897)
Net earnings				$110,716
Segment EBITDA margin	19.6%	32.3%

	Twelve Months ended June 30
	2003 - Restated
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$808,049	$272,055	$-	$1,080,104
Operating profit	$139,306	$58,962	$(25,846)	$ 172,422
Depreciation and amortization	11,685	21,608	3,047	36,340
EBITDA	$150,991	$80,570	$(22,799)	208,762
Less:
Depreciation and amortization				(36,340)
Nonoperating expense				(1,551)
Net interest expense				(27,209)
Income taxes				(55,596)
Earnings before cumulative effect of change in accounting principle				88,066
Cumulative effect of change in accounting principle				(85,749)
Net earnings				$2,317
Segment EBITDA margin	18.7%	29.6%

Meredith Corporation and Subsidiaries	Table 2
Supplemental Disclosures Regarding Change in Accounting Policy for Network Affiliation Agreements

The following tables disclose the effect on earnings and diluted earnings per share of amortizing the intangible assets related to our broadcasting network affiliation agreements effective July 1, 2002.
	Three Months Ended				Year Ended
	Sept. 30	Dec. 31	Mar. 31	June 30	June 30
	2003	2003	2004	2004	2004
(In thousands except per share)
Net earnings
Excluding network affiliation agreement amortization	$19,801	$20,187	$33,633	$40,097	$113,718
Network affiliation agreement amortization (net of tax)	(751)	(750)	(751)	(750)	3,002
Including network affiliation agreement amortization	$19,050	$19,437	$32,882	$39,347	$110,716
Diluted earnings per share
Excluding network affiliation agreement amortization	$0.38	$0.39	$0.65	$0.77	$2.20
Network affiliation agreement amortization (net of tax)	(0.01)	(0.01)	(0.01)	(0.01)	(0.06)
Including network affiliation agreement amortization	$0.37	$0.38	$0.64	$0.76	$2.14

	Three Months Ended				Year Ended
	Sept. 30	Dec. 31	Mar. 31	June 30	June 30
	2002	2002	2003	2003	2003
(In thousands except per share)
Earnings before cumulative effect of change in accounting principle
Excluding network affiliation agreement amortization	$16,460	$19,321	$25,488	$29,799	$91,068
Network affiliation agreement amortization (net of tax)	(750)	(750)	(751)	(751)	(3,002)
Including network affiliation agreement amortization	$15,710	$18,571	$24,737	$29,048	$88,066
Diluted earnings per share before cumulative effect of change in accounting principle
Excluding network affiliation agreement amortization	$0.32	$0.38	$0.50	$0.58	$1.78
Network affiliation agreement amortization (net of tax)	(0.01)	(0.02)	(0.02)	(0.01)	(0.05)
Including network affiliation agreement amortization	$0.31	$0.36	$0.48	$0.57	$1.73

As a result of rounding and changes in shares outstanding during the year, the sum of the four quarters' earnings per share may not necessarily equal the earnings per share for the year.

Note: Results excluding network affiliation agreement amortization for fiscal 2003 and the first three quarters of fiscal 2004 are as previously reported.